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                        DESCRIPTION OF ZERO CORPORATION
              CONTRACT AND JOINT SUPPLEMENTAL LIFE INSURANCE PLAN
                            ADOPTED APRIL 22, 1994

The Company and certain of its executive officers and other key employees of the Company, its divisions and subsidiaries, have entered into Contracts under the Joint Supplemental Life Insurance Plan (the "Plan") under which the executive receives an insurance benefit and the cash value of the life insurance policy on the life of the executive. The Company pays a portion of the premium and the executive also pays a portion of the premium equal to the economic benefit of the insurance the executive receives as established by the Internal Revenue Service. The executive owns the policy under the Plan but must repay any amounts advanced by the Company. The obligation of the executive is secured by a collateral assignment of the cash value and death proceeds under the policy of insurance.

                                 Exhibit 10.10